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                                                              EXHIBIT 5


                                       June 23, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

As General Counsel of Solutia Inc., a Delaware Corporation, I am familiar with the Registration Statement on Form S-8 that Solutia is filing under the Securities Act of 1933, covering 5,400,000 shares of Solutia common stock, $0.01 par value per share, authorized for issuance under the Solutia Inc. 2000 Stock-Based Incentive Plan. The plan was adopted by Solutia's Board of Directors on February 23, 2000, and was approved by Solutia's shareholders on April 26, 2000.

I am also familiar with Solutia's certificate of incorporation and its by-laws as now in effect, and with all corporate and other proceedings taken by the Board of Directors relative to the authorization of the plan, including the proposed original issuance of up to 5,400,000 shares of common stock.

It is my opinion that Solutia is a corporation duly organized and validly existing under the laws of the State of Delaware; that the plan, including the authority to issue up to 5,400,000 shares of common stock thereunder, has been duly authorized by appropriate corporate action of Solutia; and that the 5,400,000 shares of common stock, when delivered pursuant to the provisions of the plan, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the registration statement and to its use in connection with the registration statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                              Very truly yours,

                              /s/ Karl R. Barnickol

                              Karl R. Barnickol
                              General Counsel
                              Solutia Inc.